Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-224504 on Form S-3 and Registration Statements Nos. 333-137708, 333-169329, 333-197764 and 333-225372 on Form S-8 of our reports dated February 28, 2019, relating to the consolidated financial statements of BlackRock, Inc., and the effectiveness of BlackRock, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of BlackRock, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

New York, New York
February 28, 2019